EXHIBIT 11

                       CENTURY TELEPHONE ENTERPRISES, INC.
                       COMPUTATIONS OF EARNINGS PER SHARE
                                   (UNAUDITED)



                                      Three months               Six months
                                      ended June 30             ended June 30
                                   ------------------        ------------------
                                     1996       1995           1996       1995
                                   -------    -------        -------    -------
                                            (Dollars, except per share
                                                amounts, and shares
                                              expressed in thousands)

Net income                         $32,941     26,167         62,606     53,167
Dividends applicable to
 preferred stock                      (129)       (28)          (157)       (57)
                                   -------    -------        -------    -------

Net income applicable to
 common stock                       32,812     26,139         62,449     53,110
Dividends applicable to
 preferred stock                       129         28            157         57
Interest on convertible
 securities, net of taxes              145          -            290        526
                                   -------    -------        -------    -------

Net income as adjusted for
 purposes of computing fully
 diluted earnings per share        $33,086     26,167         62,896     53,693
                                   =======    =======        =======    =======

Weighted average number of shares:
  Outstanding during period         59,624     58,338         59,458     57,125
  Common stock equivalent shares       679        490            607        577
  Employee Stock Ownership Plan
   shares not committed to be
   released                           (334)      (375)          (342)      (384)
                                   -------    -------        -------    -------

Number of shares for
 computing primary earnings
 per share                          59,969     58,453         59,723     57,318

Incremental common shares
 attributable to additional
 dilutive effect of
 convertible securities                726        206            726      1,341
                                   -------    -------        -------    -------

Number of shares as
 adjusted for purposes of
 computing fully diluted
 earnings per share                 60,695     58,659         60,449     58,659
                                   =======    =======        =======    =======


Earnings per average
 common share                      $   .55        .45           1.05        .93
                                   =======    =======        =======    =======

Primary earnings per share         $   .55        .45           1.05        .93
                                   =======    =======        =======    =======

Fully diluted earnings
 per share                         $   .55        .45           1.04        .92
                                   =======    =======        =======    =======